Exhibit 10.1

COMMERCIAL LEASE AGREEMENT

This Lease Agreement (this “Lease”) is entered by and between U. S. Growers Cold Storage Inc (“Landlord”) and Overhill Farms, Inc. (“Tenant”) on November 15, 2008.  Landlord and Tenant may collectively be referred to as the “Parties.”
The Parties agree as follows:

1.	PREMISES.

A.
Premises.  Landlord hereby leases the property commonly described as:  3055 E. 44th St., 3021 E. 44th St.,  3009 E. 44th St. and 3001 E. 44th St.  Vernon, CA 90058 designated as Warehouse and processing areas; together with all existing structures, fixtures, equipment and parking areas to Tenant.  The total square footage of the Premises is 123,284.

B.
Tenant shall be responsible for all utilities and services including, but not limited to:  Electricity, Water, Gas, Sewer, Fire, Etc.  For those utilities or services that Landlord is responsible for but are not individually metered, Tenant shall pay the amount due, and invoice Landlord for Landlord’s pro rata share of the charges.  Landlord shall pay such charges within ten (10) days of receiving invoice.

C.	This lease does not encompass areas located at 3009 and 3001 which are considered office space and are currently occupied by tenants.

2.
LEASE TERM.  The term of the lease will be sixty (60) months.  The lease will start on January 1, 2009 and will end on December 31, 2014 (the “Initial Lease Term”).  The Rent for the Initial Lease Term shall be as set forth in Section 3 below.  Provided that the Lease is not in default, Tenant may extend the Lease for an additional term of Five Years (60 months) (the “Renewal Term”, collectively with the Initial Lease Term, the “Lease Term”).  If Tenant chooses to exercise its option for the Renewal Term, Tenant must notify Landlord in writing ninety (90) days prior to the expiration of the Initial Lease Term.  The Rent for the Renewal Term shall be as set forth in Section 3 below, and otherwise upon the same terms, conditions and obligations as set forth in the Lease.  This lease supercedes all other lease agreements between the Parties.

3.	PAYMENTS.

A.      Rent Amount.  Tenant agrees to pay to Landlord as rent for the Premises the following amount (the “Rent”):  $101,093.

B.      Payment.  The rental payment as described above shall be due in advance on the first day of each month at:  3141 E. 44th St. Vernon CA 90058 or at any other address designated by Landlord.  If the Initial Lease Term does not start on the first day of the month or end on the last day of a month, the Rent for the relevant month will be prorated accordingly.

C.      Rental Increase:  The rent shall be increased annually based upon the percentage change in the consumer price index (U.S. Department of Labor for Urban Wage earners and Clerical Workers, Los Angeles, California: 1967=100) for the month of December.  Each year that the lease is in place this amount will be calculated and the rent shall be increased accordingly.  At no time shall the rent be lowered below the previous year’s amount.

Commercial Lease

D.      Late Charges & Insufficient Funds.  If any amounts due under this Lease are more than five (5) days late, Tenant agrees to pay a late fee of $500/day.  Tenant agrees to pay the charge of $100 for each check provided by Tenant to Landlord that is returned to Landlord for lack of sufficient funds.

E.      Taxes:  Tenant agrees to pay or cause to be paid, when due all taxes levied upon its personal property of any and every nature, located in, on, or about the Premises.  In the event any such property is included in any assessment levied against Landlord, whether for real or personal property taxes, Tenant agrees to pay or cause to be paid to Landlord the amount of such taxes attributable to Tenant’s property within five (5) business days after Landlord furnishes a written payment, which demand shall set forth the method used by Landlord in allocating such taxes.  Tenant shall in addition to all other sums agreed to be paid within five (5) days after receipt of Landlord’s written demand therefore, the amount of all real property and personal property taxes assessed (on a pro rata basis) against the premises in excess of those so assessed for the tax year running from July 1, 2008 through June 30, 2009.
Tenant agrees to pay all Real Property Taxes and assessments for the Premises.  Real Property Taxes and Assessments means any general real property tax, improvement tax, assessment, special assessment, reassessment, transportation management fee or charge, commercial rental tax, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having direct or indirect power to tax or authority to assess the Premises.  Landlord will pay property taxes on or before due date.  Tenant to reimburse Landlord within five (5) days of receiving property tax bill from Landlord.
In the event (as will be the case for the first year for the existing warehouse space and subsequent years for existing office areas) that Tenant has not occupied 100% of premises during tax period, the unoccupied space shall be calculated and deducted from that amount which is billed to Tenant.

4.	SECURITY DEPOSIT.

A.      Lessor is not requiring a security deposit.

5.	USE.

A.      Permitted Use.  Tenant shall occupy and use the Premises for:  warehousing of their own goods and their customers’ and raw materials as well as processing operations, consistent with Tenant’s lawful business operations.  If there is any change to the use of the Premises, Tenant must first obtain Landlord’s written consent, which shall not be unreasonably withheld.

B.      Prohibited Use.  Notwithstanding anything to the contrary, Tenant is not to use the Premises for any illegal purposes, nor will Tenant use the Premises for the storing, manufacture, selling or distribution of any dangerous, noxious or hazardous substance.  Furthermore, Tenant shall not use the Premises for any purpose that would cause Landlord’s insurance cost to increase at any time during the Lease Term.
Tenant will not use Premises for public storage.

C.      Noise.  Tenant shall not cause or allow any unreasonably loud noise or activity in the  Premises that might disturb the rights, comforts and conveniences of other tenants or neighbors.

D.      Signage.  Tenant is permitted to install and display signage identifying the Tenant and Tenant’s business activities.  Such signage shall be placed:  Per the requirements of the City of Vernon.  Additional signage may only be displayed with Landlord’s prior written consent.

E.       Building Rules & Regulations.  Landlord may adopt reasonable building rules, which will become part of this Lease.

Commercial Lease

6.	ALTERATION, DAMAGE & REPAIR.

A.      Alterations and Improvements.  Tenant agrees not to make any improvements or alterations to the Premises without the prior written consent of Landlord.  If any alterations, improvements or changes are made to or built on or around the Premises, with the exception of fixtures and personal property that can be removed without damage or repair of damage to the Premises, they shall become the property of Landlord and shall remain at the expiration of the Lease, unless otherwise agreed in writing.

B.      Damage to the Premises.  If the Premises or any part of the Premises are damaged or destroyed by fire or other casualty not due to Tenant’s negligence, the Rent will be abated during the time that the Premises are rendered unfit for occupancy.  If the Premises are rendered partially unfit because of damage or destruction not due to Tenant’s Negligence, the Rent will be abated in proportion to the percentage of the Premises that are and remain unfit for occupancy.  If Landlord decides not to repair or rebuild the Premises, then this Lease shall terminate and the Rent shall be prorated up to the time of the damage.  Any unearned rent paid in advance shall be refunded to Tenant.

C.      Condition of Premises.  Tenant or Tenant’s agent has inspected the Premises, the fixtures, the grounds, building and improvements and acknowledges that the Premises are in good and acceptable condition and are fit for occupancy.  If in Tenant’s opinion, the condition of the Premises has changed at any time during the Lease Term, Tenant shall promptly provide reasonable notice to Landlord.

D.      Maintenance and Repair.  Tenant will, at Tenant’s sole expense, keep and maintain the Premises in good, clean and sanitary condition and repair during the term of this Lease and any renewal thereof.  Tenant shall be responsible to make all repairs to the Premises, fixtures, appliances and equipment therein that may have been damaged by Tenant’s misuse, waste, or neglect, or that of the Tenant’s agents, associates, employees, or visitors.  Tenant shall promptly notify Landlord of any damage, defect or destruction of the Premises, or in the event of the failure of any of the appliances or equipment. Landlord is delivering Premises to Tenant in “AS-IS” condition with the understanding that Tenant intends to modify Premises for their own use.
While all systems are believed to be in good working order at beginning of lease, landlord provides no warranty written or implied for any systems contained within or upon Premises; including but not limited to all refrigeration equipment, roof, electrical systems, plumbing, fire protection etc.

7.	SECURITY, INSURANCE & INDEMNIFICATION.

A.      Security.  Tenant understands that Landlord does not provide a security alarm system or other security for Tenant or the Premises.  In the event any alarm system is provided, Tenant understands that such alarm system is not warranted to be complete in all respects or to be sufficient to protect Tenant or the Premises.  Tenant releases Landlord from any loss, damage, claim or injury resulting from the failure of any alarm system, security or from the lack of any alarm system or security.

B.      Insurance.  Landlord and Tenant shall each be responsible for maintaining appropriate insurance for their respective interests in the Premises and property located on the Premises.  Tenant understands that Landlord will not provide any insurance coverage for Tenant’s property.  Landlord will not be responsible for any loss of Tenant’s property, whether by theft, fire, riots, strikes, acts of God or otherwise.  Notwithstanding anything to the foregoing, Tenant shall, at its own expense, maintain a policy of comprehensive general liability with respect to its activities at the Premises which will afford protection of not less than $ 2,000,000. combined single limit coverage of bodily damage, property damage, or combination thereof and $3,000,000 per occurrence (whether the damage be to person or property).  In addition, Landlord shall be listed as an additional insured on Tenant’s general liability insurance policy.

Commercial Lease

Landlord shall during the lease term at its sole expense maintain in full force a policy or policies of standard form fire insurance with standard extended coverage endorsement issued by one or more insurance carriers licensed to do business in the state in which the premises are located covering the buildings and improvements on the premises to the extent of not less than their full replacement value.
Tenant to provide certificate of insurance to Landlord within ten days of lease commencement.

C.      Indemnification.  To the extent permitted by law, Tenant hereby indemnifies and holds Landlord and Landlord’s property, including the Premises, free and harmless from any liability for losses, claims, injury to or death of any person, including Tenant, or for damage to property arising from Tenant using and occupying the Premises or from the acts or omissions of any person or persons, including Tenant, in or about the Premises with Tenant’s express or implied consent, except where such loss, claim or injury is due to Landlord’s act or negligence.

8.	POSSESSION & INSPECTION.

A.      Possession and Surrender of Premises.  Tenant shall be entitled to possession of the Premises on the first day of the Lease Term.  At the expiration of the Lease Term, Tenant shall peaceably surrender the Premises to Landlord or Landlord’s agent in as good of condition as it was at the commencement of the Lease, reasonable wear and tear expected.

B.      Quiet Enjoyment.  Tenant shall be entitled to quiet enjoyment of the Premises, and Landlord will not interfere with that right, as long as Tenant pays the Rent in a timely manner and performs all other obligations under this Lease.

C.      Right of Inspections.  Tenant agrees to make the Premises available to Landlord or Landlord’s agents to inspect, to make repairs or improvements, to supply agreed services, to show the Premises to prospective buyers or tenants, or to address an emergency.  Except in an emergency situation, Landlord shall give Tenant reasonable notice of intent to enter.  For these purposes, twenty-four (24) hour notice shall be deemed reasonable.  Tenant shall not, without Landlord’s prior written consent, add, alter or re-key any locks to the Premises.  At all times Landlord shall be provided with a key or keys capable of unlocking all such locks and permitting entry.  Tenant further agrees to notify Landlord in writing if Tenant installs any burglar alarm system, including instructions on how to disarm it in case of emergency entry.

9.	DEFAULTS.

A.      Event of Default.  If Tenant fails to fulfill or obey any of the covenants of this Lease, Tenant shall be in default of this Lease (“Event of Default”).  During any Event of Default, subject to any statute, ordinance or law to the contrary, and upon Landlord serving a written seven (7) days notice upon Tenant specifying the nature of said default and upon the expiration of said seven (7) days, if Tenant does not cure a default of which he has been notified, or if the default cannot be completely cured or remedied in seven days, Landlord may at Landlord’s option: (i) cure such default and add the cost of such cure to Tenant’s financial obligations under the Lease; or (ii) declare Tenant in default and terminate the Lease.

B.      Physical Remedies.  If the notice provided for in Section 9(A) has been given, and the term shall expire as noted, or if Tenant shall make default in the payment of Rent, then Landlord may without notice, as permitted by law, re-enter the Premises either by force or otherwise, dispossess Tenant by summary proceedings or otherwise, and retake possession of the Premises.  Tenant hereby waives the service of notice of intention to re-enter or institute legal proceedings to that end.

C.      Financial Remedies.  In the event of any default, re-entry, expiration and/or dispossession by summary proceedings or otherwise, (i) the Rent shall become due thereupon and be paid up to the time of such re-entry, dispossession or expiration, together with such expenses Landlord may incur for legal expenses, attorneys’ fees, brokerage, and/or putting the Premises in good order; (ii) Landlord may re-let the Premises or any part or parts thereof; and/or (iii) Tenant shall also pay Landlord liquidated

Commercial Lease

damages for his failure to observe and perform the covenants in this Lease.  Landlord may, at his sole option, hold Tenant liable for any difference between the Rent payable under this Lease during the balance of the Lease Term, and any rent paid by a successive Tenant if the Premises are re-let.  In the event that after default by Tenant Landlord is unable to re-let the Premises during any remaining terms of this Lease, Landlord may at his option hold Tenant liable for the balance of the unpaid Rent under the lease for the remainder of the Lease Term.  Landlord shall be responsible for mitigating its damages.

10.	ASSIGNMENT & SUBORDINATION.

A.      Assignment by Tenant.  Tenant shall not assign or sublet any interest in this Lease without prior written consent of the Landlord, which consent shall not be unreasonably withheld.  Any assignment or sublease without Landlord’s written prior consent shall, at Landlord’s option, terminate this Lease.

B.      Assignment by Landlord.  Nothing in this Lease shall restrict the Landlord’s ability to sell, assign, convey or otherwise encumber the Premises, subject only to the rights of the Tenant under this Lease.

C.      Subordination.  This lease is and shall be subordinate in any and all respects to all mortgages now or hereafter placed on the Premises, and all extensions, renewals, or modifications thereof.  The Tenant agrees to promptly execute any instruments of subordination as may be requested.

11.	MISCELLANEOUS.

A.      Severability.  If any part or parts of this Lease shall be held unenforceable for any reason, the remainder of this Lease shall continue in full force and effect.  If any provision of this Lease is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

B.      Binding Effect.  The covenants and conditions contained in the Lease shall apply to and bind the parties and the heirs, legal representatives, successors and permitted assigns of the parties.

C.      Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the State of California.

D.      Entire Agreement.  This Lease constitutes the entire agreement between the Parties and supersedes any prior understanding or representation of any kind preceding the date of this Lease.  There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease.  This Lease may be modified in writing and must be signed by both Landlord and Tenant.

E.      Notice.  Any notice required or otherwise given pursuant to this Lease shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service, if to Tenant, at the Premises and if to Landlord, at the address for payment of Rent.  Either party may change such addresses from time to time by providing notice as set forth above.

F.      Waiver.  The failure of either party to enforce any provisions of this lease shall not be deemed a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Lease.  The acceptance of Rent by Landlord does not waive Landlord’s right to enforce any provisions of this Lease.

G.      Attorney’s Fees.  In the event either party hereto shall file any action or bring any proceeding against the other party arising out of this lease or the declaration of any rights hereunder, the party in whose favor final judgment shall be entered shall be entitled to have and recover from the other all court costs incurred in connection therewith, including reasonable attorneys’ fees.

Commercial Lease

12.	ADDITIONAL TERMS & CONDITIONS.

This lease shall encompass all existing leases between Landlord and Tenant and supercedes all previous leases.

IN WITNESS WHEREOF, the parties have caused this Lease to be executed the day and year first above written.

LANDLORD:	TENANT:
/s/ Angelo Antoci	/s/ James Rudis
(Signature)	(Signature)
Angelo Antoci	James Rudis
(Print Name)	(Print Name)
President	Chairman, President & CEO
Title (if applicable)	Title (if applicable)